Exhibit 16.1
April 8, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Synacor Inc.'s Form 8-K dated April 8, 2020, and have the following comments:

1.We agree with the statements made in first, second and third paragraphs.

2.We have no basis to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP